UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

September 10, 2012
(Date of Report)
(Date of earliest event reported)

JOHN WILEY & SONS, INC.
(Exact name of registrant as specified in its charter)

New York
(State or jurisdiction of incorporation)

0-11507	13-5593032
----------------------------------------------------	---------------------------------------------
Commission File Number	IRS Employer Identification Number
111 River Street, Hoboken NJ	07030
----------------------------------------------------	---------------------------------------------
Address of principal executive offices	Zip Code
Registrant’s telephone number, including area code:	(201) 748-6000
---------------------------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
  [ ] Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)
  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)
  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))
  [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR   240.13e-4(c))

This is the first page of a 16 page document.

ITEM 7.01:	REGULATION FD DISCLOSURE

The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003).  In accordance with General Instructions B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1934, as amended.  The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

On September 10, 2012, John Wiley & Sons Inc., a New York corporation (the “Company”), issued a press release announcing the Company’s financial results for the first quarter of fiscal year 2013. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated.

Exhibit No.	Description

99.1    Press release dated September 10, 2012 titled “John Wiley & Sons Reports First Quarter Fiscal Year 2013 Results” (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended).

Investor Contact:
Brian Campbell
Director, Investor Relations
201-748-6874
brian.campbell@wiley.com

John Wiley & Sons, Inc. Reports First Quarter Fiscal Year 2013 Results

			Change
$ millions	FY13	FY12	Excluding FX	Including FX
Revenue: Q1	$411	$430	(2%)	(4%)
Adjusted EPS*: Q1	0.52	0.68	(23%)	(24%)
GAAP EPS: Q1	0.60	0.82	(26%)	(27%)

*Excludes a restructuring charge of $0.06 per share in fiscal year 2013 and $0.14 per share deferred tax benefits reported in the first quarter of both fiscal year 2013 and 2012, respectively, due to a change in statutory tax rates in the United Kingdom.

September 10, 2012 (Hoboken, NJ) – John Wiley & Sons, Inc. (NYSE: JWA and JWB), a global provider of knowledge and knowledge-based services in areas of scientific, technical, medical, and scholarly research; professional practice; and global education today announced results for the first quarter of fiscal year 2013:

•	Revenue fell 2% excluding foreign exchange “FX” (-4% including FX).
•	Revenue change by segment, excluding FX: STMS -4%, P/T +4%, and GEd -5%
•	Revenue change by segment, including FX: STMS -7%, P/T +3%, and GEd -7%
•	Adjusted EPS fell 23% to $0.52 excluding FX (-24% per share including FX) due to top line results and higher operating and administrative expenses.
•
U.S. GAAP earnings per share (EPS) fell 27% including FX to $0.60 (-26% excluding FX). U.S. GAAP EPS includes a $0.14 per share deferred tax benefit in both fiscal year 2013 and 2012, respectively, and a $0.06 per share restructuring charge in fiscal year 2013 related to the discontinuation, outsourcing, and/or relocation of certain activities across all of our businesses.  The tax benefits were derived from two consecutive legislative reductions in the United Kingdom corporate income tax rates. The benefits had no current cash tax impact.

•
Restructuring Charge:  Given the company's ongoing transition and transformation to digital, we have identified certain activities that will either be discontinued, outsourced, or relocated to a lower cost region.  As a result, Wiley has recorded a $4.8 million charge for redundancy and related separation benefits in the first quarter. These charges are expected to be fully recovered within 18 months.

•
Shared Services and Administrative Costs were flat to prior year. Excluding the restructuring charge and FX, shared service costs increased 1% to $95 million, driven mostly by higher technology costs partially offset by lower print distribution costs.

•	Outlook: Expect revenue growth of mid-single-digit excluding FX, and EPS in a range from $3.50 to $3.55 including FX but excluding all unusual tax benefits and the first quarter restructuring charge.
•	Share Repurchases: Wiley repurchased 218,000 shares this quarter at a cost of $10.6 million.
•	Dividend: In June, Wiley increased its quarterly dividend by 20% to $0.24. It was the nineteenth consecutive annual increase, and follows a 25% increase in the previous year.

Management Commentary
“Top line results this quarter were impacted by the timing of production in our journals business and continued softness in the higher education market,” said Steve Smith, President and CEO of Wiley.   “We expect timing issues related to STMS journal production to work out through the remainder of the year.   Global Education results were impacted by cautious ordering on the part of book stores as they anticipate changes in students behavior and the impact of online ordering, used books, and rentals.  Finally, Professional/Trade, on the strength of the Inscape business and the move to digital, showed growth year-over-year.”

Mr. Smith continued, “Earnings, excluding the previously announced restructuring charge, were impacted by lower revenue and higher royalty and technology costs.  We will continue to be very proactive in managing our cost base to improve margins. While managing through this difficult quarter we continued to invest in our future technology and benefited from lower print distribution and facility costs.”

“We see many positives playing out for the remainder of the year, including our recent partnership with the American Geophysical Union effective January 2013; the increasing demand for online books in STMS; new product launches in Professional/Trade; and good momentum in WileyPLUS.   We are pleased with the sale of our travel business and continue to explore opportunities to sell a number of our other consumer print and digital publishing assets including culinary, general interest, nautical, pets, crafts, Webster’s New World, and CliffsNotes. The Inscape assessment and training business is exceeding our expectations with strong revenue growth and margins. We are very much focused on acquiring companies and capabilities with similar performance characteristics that align with our growth strategies.”

Outlook
Mr. Smith concluded, “While the first quarter was a bit weaker than anticipated, looking at the remaining three quarters and what we expect with regard to revenue to come and how our expenses lay out for the remainder of the year, we continue to believe we can achieve what we provided as guidance in June.  We will again need to manage expense growth carefully, as we did successfully last year.  At current rates, foreign exchange could be a headwind and it’s the piece we cannot forecast as to its effect on EPS by the end of the fiscal year.  In light of these factors, we can reiterate our fiscal year 2013 guidance of currency neutral mid-single-digit revenue growth and EPS in a range of $3.50 to $3.55 with foreign exchange as a possible downside if rates hold at current levels.  This excludes all unusual tax benefits and the first quarter restructuring charges. We will provide additional guidance with effect to the divestiture of our travel business in the second quarter and with respect to the sale of other consumer publishing assets when and if they occur.”

Foreign Exchange
The weighted average foreign exchange translation rates reflected in Wiley’s income statement during fiscal year 2012 were approximately 1.59 Sterling and 1.37 Euro. Unless otherwise noted, amounts referenced in this report are presented excluding the effect of foreign exchange transactions and translations.

Segment Reporting
As of May 1, 2012, the Company changed its internal reporting of segment measures for the purposes of assessing performance and making resource allocation decisions. Accordingly, the Company will now report on segment performance after the allocation of certain direct Shared Service and Administrative Costs.  Shared Service and Administrative Costs were previously reported as independent functional activities and not reflected in each segment's operating results.  We will continue to report total Shared Service and Administrative costs by function as management believes it is useful in understanding the company's overall performance.

In addition, the management responsibility and reporting of certain Professional/Trade and Global Education product lines were realigned as of May 1, 2012.  Prior year results have been restated for comparative purposes for each of the changes described above.

SCIENTIFIC, TECHNICAL, MEDICAL AND SCHOLARLY (STMS)
•	First quarter revenue fell 4% excluding FX
•
First quarter adjusted direct contribution to profit fell 9% excluding FX.  This excludes restructuring charges of approximately $3 million.  Including the charges, direct contribution to profit fell 12% excluding FX.

•	76% of journal portfolio has at least one Thomson ISI® impact factor (a measure of journal influence and impact), up from 73% a year ago.
•	7 new society journals were signed in the quarter with combined annual revenue of $2 million

STMS revenue for the quarter fell 4% to $236 million.  Results are attributed to lower journal subscription revenue mainly due to publication timing, lower corporate reprint sales, backfile sales, and rights income, which offset increased book revenue on the strength of digital book sales.  Digital book revenue as a percent of total book sales increased to 23%, up from 15% in the prior year.

Adjusted direct contribution to profit for the quarter fell 9% to $94 million due to lower revenue and higher royalty costs for society journals.  Adjusted direct contribution to profit excludes a $3 million restructuring charge related to the discontinuation, outsourcing, and/or relocation of certain STMS activities.  Including the restructuring costs, contribution to profit after allocated shared service and administrative costs fell 19% to $58 million.

Society Partnerships
•	7 new society journals were signed in the quarter with combined annual revenue of $2 million
•	8 renewals/extensions were signed with $8 million in combined annual revenue
•	Two journal society contracts were lost, with annual revenues of $6 million

New Society Contracts
•	Journal of Brewing and Distilling and Brewer & Distiller International for the Institute of Brewing and Distilling (IBD)
•	Journal of Engineering Education for the American Society for Engineering Education (ASEE)
•	The Journal of the Experimental Analysis of Behavior (JEAB) and the Journal of Applied Behavior Analysis (JABA) for the Society for Experimental Analysis of Behavior (SEAB)
•	Psychoanalytic Quarterly
•	Journal of Hepato-Pancreatic-Biliary Sciences, for the Society of Hepato-Pancreatic-Biliary Surgery (Japan)
•	Cell Biology International, the official journal of the International Federation for Cell Biology as well as the open access spin off journal Cell Biology International Reports
•	Asia and the Pacific Policy Studies. This is a new-start, society-funded open access journal, co-owned with the Crawford School of Public Policy at the Australian National University
•	In August, seventeen journals for the American Geophysical Union, the world’s leading society of Earth and space science

Open Access Initiatives
•
In July, Wiley announced that its open access option for individual journal articles, OnlineOpen, will be available to authors in 81% of the journals it publishes. For a publication service charge, OnlineOpen gives authors the option to publish an open access paper in their journal of choice where it will benefit from maximum impact.  OnlineOpen, Wiley’s hybrid open access model for subscription journals launched in 2004, is available to authors of primary research articles who wish to make their article available to non-subscribers on publication, or whose funding agency requires grantees to archive the final version of their article. As of July 2012, OnlineOpen is available in over 1,200 subscription journals.

•
In June, Wiley announced the creation of a new role, the Vice President and Director of Open Access, to lead the Company’s open access initiatives.  Working with colleagues, societies, funders, and academic institutions, the role will facilitate the identification of open access opportunities and lead the development of products, policy, technology, processes, sales, and marketing initiatives necessary to provide first class support to authors.

Impact Factors
•
In July, the Thomson ISI® 2011 Journal Citation Reports (JCR) showed that Wiley continues to increase both the number and proportion of its journal titles with an impact factor, with 1,156 titles (76% of our total) included.  This is up from 73% in the 2010 report.  Impact factors are a metric that reflect the frequency that peer-reviewed journals are cited by researchers, making them an important tool for evaluating a journal’s quality.

•	34% of JCR Subject Categories have a Wiley Journal ranked in the top three.

PROFESSIONAL/TRADE (P/T)
•	First quarter revenue grew 4% excluding FX
•
First quarter adjusted direct contribution to profit grew 4% excluding FX.  This excludes restructuring charges of approximately $1.3 million.  Including the charges, direct contribution to profit fell 2% excluding FX.

•	Digital revenue accounted for 21% of total revenue this quarter, vs. 14% in prior year
•
In August, Wiley signed an agreement with Google for the sale of key assets of its travel publishing program, including the Frommer’s, Unofficial Guides, and WhatsonWhen brands. Wiley continues to explore opportunities to sell a number of our other consumer print and digital publishing assets including culinary, general interest, nautical, pets, crafts, Webster’s New World, and CliffsNotes.

P/T revenue grew 4% to $102 million primarily due to $6 million of revenue from the Inscape assessment and training business acquired in the fourth quarter of fiscal year 2012 and the success of the Certified Financial Analyst Institute (CFA) product launch. Higher sales in the U.S. offset softness in EMEA.  eBook sales of $10 million were flat over prior year due to timing.

Adjusted direct contribution to profit for the quarter grew 4% to $22 million mainly driven by Inscape margins. Adjusted direct contribution to profit excludes a $1.3 million restructuring charge related to the discontinuation, outsourcing, and/or relocation of certain P/T activities.  Including the charges, contribution to profit after allocated shared service costs was flat at $0.3 million.

Results by Category
•	Business rose 23% to $39 million, with solid growth from Inscape and the CFA partnership
•	Consumer fell 6% to $23 million
•	Technology fell 5% to $19 million
•	Professional Education grew 7% to $9 million
•	Architecture fell 5% to $6 million
•	Psychology was up slightly at $3 million

Acquisitions and Alliances
•
Just after the end of the first quarter, Wiley acquired the assets of Trader’s Library, assuming sales for 154 products, mostly videos. Traders' Library is a book publishing and distribution company targeting the full spectrum of the investment arena from individual investors and financial advisors to professional traders. Anticipated annual revenue is approximately $1 million.

Digital Update
•	Digital revenue increased 43% over prior year due to assessment revenue from the Inscape acquisition. Digital revenue accounted for 21% of total P/T revenue in the quarter.
•
The new WileyCPA.com website was launched in July 2012. The new site marries a test bank with our new ecommerce functionality.  Candidates for the CPA certification can use the test bank to test their readiness for the exam in one of the following modes: practice, quizzes, or exam.

GLOBAL EDUCATION (GEd)
•	First quarter revenue fell 5%, excluding FX
•
First quarter adjusted direct contribution to profit fell 18% on top-line results. This excludes restructuring charges of approximately $170,000.  Including the charges, direct contribution to profit fell 19%.

•	Non-traditional & digital revenue grew 15% to $21 million, accounting for 29% of revenue vs. 23% in the prior year.
•	Successfully completed the integration of WileyPLUS and Blackboard in June

First quarter GEd revenue fell 5% to $73 million.  The decline in revenue is due to cautious ordering on the part of book stores as they anticipate changes in students behavior and the impact of online ordering, used books and rentals.  Non-traditional and digital revenue, which includes WileyPLUS, eBooks, digital content sold directly to institutions, binder editions and custom publishing, was up 15% to $21 million.  Custom textbooks were up 22% while traditional textbooks were down 15%.

Adjusted direct contribution to profit for the quarter fell 18% to $22 million due to lower revenue and higher composition costs.  Adjusted direct contribution to profit excludes an approximate $170,000 restructuring charge related to the discontinuation, outsourcing, and/or relocation of certain Global Education activities.  Including the charges, contribution to profit after allocated shared service costs declined $6.7 million to $8.9 million.

Global Revenue
•	Americas fell 6% to $55 million
•	EMEA fell 8% to $5 million
•	Asia-Pacific fell 9% to $13 million

WileyPLUS and Other Digital Initiatives
•	Billings of WileyPLUS grew 18%
•
We successfully released the integration of WileyPLUS with Blackboard in June. Over 150 university campuses have implemented the Blackboard/WileyPLUS “Building Block” in the first two months since release.

•	Digital revenue (WileyPLUS, eBooks, digital content sold to institutions, ect.), grew 8% to $5 million.

Alliances
In May, Wiley announced a partnership with Quantum Simulations, Inc., a developer of artificial intelligence-based education products and services, to offer intelligent adaptive learning and assessment software with Wiley’s print and digital accounting textbooks, starting with Introductory Accounting through Intermediate Accounting. Wiley and Quantum will combine advanced artificial intelligence technology, proven pedagogical techniques, and content expertise to create individualized learning paths for every student.

Note:
The Company provides cash flow and income measures referred to as adjusted EPS and free cash flow, which exclude certain items.  Management believes the exclusion of such items provides additional information to facilitate the analysis of results.  These non-GAAP measures are not intended to replace the financial results reported in accordance with GAAP.

Conference Call
•	Scheduled for today, September 10 at 10:00 a.m. (EDT). Wiley will discuss financial results for the first quarter of fiscal year 2013.
•	Access the webcast at www.wiley.com> Investor Relations> Events and Presentations, or http://www.wiley.com/WileyCDA/Section/id-370238.html
•	U.S. callers, please dial (888) 812-8522 and enter the participant code 7490030#
•	International callers, please dial (913) 643-4197 and enter the participant code 7490030#
•	An archive of the webcast will be available for a period of up to 14 days

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities and (x) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

About Wiley

Founded in 1807, John Wiley & Sons, Inc. has been a valued source of information and understanding for more than 200 years, helping people around the world meet their needs and fulfill their aspirations. Wiley and its acquired companies have published the works of more than 450 Nobel laureates in all categories: Literature, Economics, Physiology or Medicine, Physics, Chemistry, and Peace.

Our core businesses publish scientific, technical, medical, and scholarly journals, encyclopedias, books, and online products and services; professional/trade books, subscription products, training materials, and online applications and Web sites; and educational materials for undergraduate and graduate students and lifelong learners. Wiley's global headquarters is located in Hoboken, New Jersey, with operations in the U.S., Europe, Asia, Canada, and Australia. The company's Web site can be accessed at www.wiley.com. The company is listed on the New York Stock Exchange under the symbols JWa and JWb.

JOHN WILEY & SONS, INC.
UNAUDITED SUMMARY OF OPERATIONS
FOR THE FIRST QUARTER ENDED
JULY 31, 2012 and 2011
(in thousands, except per share amounts)

US GAAP

	First Quarter Ended July 31,
	2012	2011	% Change	% Change w/o FX

Revenue	$410,734	430,069	-4%	-2%

Costs and Expenses
Cost of Sales	127,244	129,674	-2%	0%
Operating and Administrative	229,986	231,169	-1%	2%
Restructuring Charges	4,841	-
Amortization of Intangibles	9,668	9,074	7%	9%

Total Costs and Expenses	371,739	369,917	0%	3%

Operating Income	38,995	60,152	-35%	-33%
Operating Margin	9.5%	14.0%

Interest Expense	(2,827)	(1,737)	63%	63%
Foreign Exchange Gain/(Loss)	1,020	(219)	-	-18%
Interest Income and Other	531	584		-9%

Income Before Taxes	37,719	58,780	-36%	-35%

Provision for Income Taxes	1,602	7,984		-79%

Net Income	$36,117	50,796	-29%	-29%

Earnings Per Share- Diluted	$0.60	0.82	-27%	-26%

Average Shares - Diluted	60,433	61,824

ADJUSTED

	First Quarter Ended July 31,
	2012	2011	% Change	% Change w/o FX

Revenue	$410,734	430,069	-4%	-2%

Costs and Expenses
Cost of Sales	127,244	129,674	-2%	0%
Operating and Administrative	229,986	231,169	-1%	2%
Amortization of Intangibles	9,668	9,074	7%	9%

Adjusted Total Costs and Expenses (A)	366,898	369,917	-1%	1%

Adjusted Operating Income (A)	43,836	60,152	-27%	-25%
Adjusted Operating Margin (A)	10.7%	14.0%

Interest Expense	(2,827)	(1,737)	63%	63%
Foreign Exchange Gain/(Loss)	1,020	(219)	-	-18%
Interest Income and Other	531	584		-9%

Adjusted Income Before Taxes (A)	42,560	58,780	-28%	-27%

Adjusted Provision for Income Taxes (A,B)	11,384	16,753		-31%

Adjusted Net Income (A,B)	$31,176	42,027	-26%	-25%

Adjusted Earnings Per Share- Diluted (A,B)	$0.52	0.68	-24%	-23%

Average Shares - Diluted	60,433	61,824

(A)
The adjusted results for the first quarter of fiscal year 2013 exclude a restructuring charge of $4.8 million pre-tax, or $3.5 million after-tax ($0.06 per share) related to certain activities that will either be discontinued, outsourced, or relocated to a lower cost region due to the Company's ongoing transition and transformation to digital products and services.

(B)
The first quarter of fiscal years 2013 and 2012 include deferred tax benefits of $8.4 million and $8.8 million, respectively. The tax benefits were derived from 2% legislative reductions in the United Kingdom corporate income tax rates for both years. The benefits reflect the remeasurement of the Company's deferred tax liability position and had no current cash tax impact.  U.K. deferred tax balances as of July 31, 2012 are reflected at 23%.

Note: The Company has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP.  These non-GAAP financial measures, as shown in the attached Adjusted Summary of Operations, are used in evaluating results of operations for internal purposes.  These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP.  Rather, the Company believes the exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

JOHN WILEY & SONS, INC.
UNAUDITED SEGMENT RESULTS
FOR THE FIRST QUARTER ENDED
JULY 31, 2012 and 2011
(in thousands)

	First Quarter Ended
	July 31,
	2012	2011	% Change	% Change w/o FX
Revenue
Scientific, Technical, Medical and Scholarly	$235,946	252,715	-7%	-4%
Professional/Trade	101,973	99,025	3%	4%
Global Education	72,815	78,329	-7%	-5%
Total	$410,734	430,069	-4%	-2%

Direct Contribution to Profit
Scientific, Technical, Medical and Scholarly	$91,263	106,157	-14%	-12%
Professional/Trade	21,206	21,960	-3%	-2%
Global Education	21,903	27,745	-21%	-19%
Total	$134,372	155,862	-14%	-11%

Contribution to Profit (After Allocated Shared Services and Administrative Costs)
Scientific, Technical, Medical and Scholarly	$57,523	72,805	-21%	-19%
Professional/Trade	317	811	-61%	-49%
Global Education	8,868	16,096	-45%	-42%
Total	$66,708	89,712	-26%	-23%
Unallocated Shared Services and Administration Costs	(27,713)	(29,560)	-6%	-4%
Operating Income	$38,995	60,152	-35%	-33%

Total Shared Services and Administrative Costs by Function
Distribution	$(25,893)	(27,556)	-6%	-3%
Technology Services	(35,970)	(33,614)	7%	8%
Finance	(10,991)	(10,911)	1%	3%
Other Administration	(22,523)	(23,629)	-5%	-2%
Total	$(95,377)	(95,710)	0%	2%

Note:  As of May 1, 2012, the Company changed its internal reporting of segment measures for the purposes of assessing performance and making resource allocation decisions. Accordingly, the Company will now report on segment performance after the allocation of certain direct Shared Services and Administrative Costs. Shared Services and Administrative costs were previously reported as independent functional activities and not reflected in each segment's operating results.  We will continue to report total shared services and administrative costs by function as management believes they are still useful in understanding the company's overall performance.

In addition, management responsibility and reporting of certain Professional Trade and Global Education product lines were realigned as of May 1, 2012.  Prior year results have been restated for comparative purposes for each of the changes described above.

JOHN WILEY & SONS, INC.
UNAUDITED ADJUSTED CONTRIBUTION TO PROFIT
INCLUDING ALLOCATED SHARED SERVICES AND ADMINISTRATIVE COSTS
FOR THE FIRST QUARTER ENDED
JULY 31, 2012 and 2011
(in thousands)

	First Quarter Ended
	July 31,
	2012	2011	% Change	% Change w/o FX

Scientific, Technical, Medical and Scholarly:
Direct Contribution to Profit	$91,263	106,157	-14%	-12%
Restructuring Charges (A)	2,966	-
Adjusted Direct Contribution to Profit	94,229	106,157	-11%	-9%

Allocated Shared Services and Administrative Costs:
Distribution	(11,559)	(12,391)	-7%	-3%
Technology	(16,462)	(15,391)	7%	9%
Occupancy and Other	(5,719)	(5,570)	3%	6%
Adjusted Contribution to Profit (after allocated Shared Services and Admin. Costs)	$(60,489)	72,805	-17%	-15%

Professional/Trade:
Direct Contribution to Profit	$21,206	21,960	-3%	-2%
Restructuring Charges (A)	1,254	-
Adjusted Direct Contribution to Profit	22,460	21,960	2%	4%

Allocated Shared Services and Administrative Costs:
Distribution	(10,374)	(11,428)	-9%	-7%
Technology	(7,179)	(5,966)	20%	20%
Occupancy and Other	(3,336)	(3,755)	-11%	-11%
Adjusted Contribution to Profit (after allocated Shared Services and Admin. Costs)	$1,571	811	94%	106%

Global Education:
Direct Contribution to Profit	$21,903	27,745	-21%	-19%
Restructuring Charges (A)	169	-
Adjusted Direct Contribution to Profit	22,072	27,745	-20%	-18%

Allocated Shared Services and Administrative Costs:
Distribution	(3,793)	(3,710)	2%	5%
Technology	(7,358)	(6,169)	19%	21%
Occupancy and Other	(1,884)	(1,770)	6%	6%
Adjusted Contribution to Profit (after allocated Shared Services and Admin. Costs)	$9,037	16,096	-44%	-41%

Total Adjusted Contribution to Profit (after allocated Shared Services and Admin. Costs)	$71,097	89,712	-21%	-18%

Unallocated Shared Services and Administrative Costs:
Unallocated Shared Services and Administrative Costs	(27,713)	(29,560)	-6%	-4%
Restructuring Charges (A)	452	-
Adjusted Unallocated Shared Services and Administrative Costs	$(27,261)	(29,560)	-8%	-5%

Adjusted Operating Income	$43,836	60,152	-27%	-25%

(A)
In the first quarter of fiscal year 2013, the Company recorded a restructuring charge related to certain activities that will either be discontinued, outsourced, or relocated to a lower cost region due to the Company's ongoing transition and transformation to digital products and services.

Note:  As of May 1, 2012, the Company changed its internal reporting of segment measures for the purposes of assessing performance and making resource allocation decisions. Accordingly, the Company will now report on segment performance after the allocation of certain direct Shared Services and Administrative Costs.  Shared Services and Administrative costs were previously reported as independent functional activities and not reflected in each segment's operating results.  We will continue to report total shared services and administrative costs by function as management believes they are still useful in understanding the company's overall performance.

In addition, the management responsibility and reporting of certain Professional Trade and Global Education product lines were realigned as of May 1, 2012.  Prior year results have been restated for comparative purposes for each of the changes described above.

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FINACIAL POSTION
(in thousands)

	July 31,		April 30,
	2012	2011	2012

Current Assets
Cash & cash equivalents	$149,300	121,733	259,830
Accounts receivable	199,637	197,880	171,561
Inventories	93,322	103,504	101,237
Prepaid and other	47,798	41,098	41,972
Total Current Assets	490,057	464,215	574,600
Product Development Assets	98,945	105,140	108,414
Technology, Property and Equipment	188,551	165,712	187,979
Intangible Assets	879,214	922,426	915,495
Goodwill	674,505	640,720	690,619
Other Assets	84,286	50,307	55,839
Total Assets	2,415,558	2,348,520	2,532,946

Current Liabilities
Accounts and royalties payable	140,743	149,968	151,350
Deferred revenue	238,979	232,731	342,034
Accrued employment costs	45,851	44,010	64,482
Accrued income taxes	16,327	12,756	18,812
Accrued pension liability	3,508	4,437	3,589
Other accrued liabilities	53,541	51,684	60,663
Current portion of long-term debt	-	118,125	-
Total Current Liabilities	498,949	613,711	640,930
Long-Term Debt	514,000	356,875	475,000
Accrued Pension Liability	143,979	92,603	145,815
Deferred Income Tax Liabilities	173,500	184,996	181,716
Other Long-Term Liabilities	70,569	81,518	71,917
Shareholders' Equity	1,014,561	1,018,817	1,017,568
Total Liabilities & Shareholders' Equity	$2,415,558	2,348,520	2,532,946

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FREE CASH FLOW
(in thousands)

	Three Months Ended
	July 31,
	2012	2011
Operating Activities:
Net income	$36,117	50,796
Amortization of intangibles	9,668	9,074
Amortization of composition costs	13,402	11,973
Depreciation of technology, property and equipment	13,028	12,148
Restructuring charges (net of tax)	3,461	-
Deferred tax benefits on U.K. rate changes	(8,402)	(8,769)
Stock-based compensation	3,660	3,460
Excess tax benefits from stock-based compensation	(911)	(1,487)
Pension expense, net of contributions	3,538	2,953
Royalty advances	(24,970)	(27,746)
Earned royalty advances	29,069	28,842
Other non-cash charges	7,497	3,603
Change in deferred revenue	(96,137)	(88,401)
Income tax deposit	(29,705)	-
Net change in operating assets and liabilities, excluding acquisitions	(37,567)	(31,739)
Cash Used for Operating Activities	(78,252)	(35,293)

Investments in organic growth:
Composition spending	(11,921)	(11,363)
Additions to technology, property and equipment	(15,903)	(12,537)

Free Cash Flow	(106,076)	(59,193)

Other Investing and Financing Activities:
Acquisitions, net of cash	(1,660)	(4,038)
Repayment of long-term debt	(70,700)	(125,580)
Borrowings of long-term debt	109,700	146,380
Change in book overdrafts	(25,726)	(26,219)
Cash dividends	(14,369)	(12,137)
Purchase of treasury shares	(10,609)	(9,377)
Proceeds from exercise of stock options and other	19,011	9,982
Excess tax benefits from stock-based compensation	911	1,487
Cash Provided by (Used for) Investing and Financing Activities	6,558	(19,502)

Effects of Exchange Rate Changes on Cash	(11,012)	1,425

Decrease in Cash and Cash Equivalents for Period	$(110,530)	(80,120)

RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
Composition spending	$(11,921)	(11,363)
Additions to technology, property and equipment	(15,903)	(12,537)
Acquisitions, net of cash	(1,660)	(4,038)
Cash Used for Investing Activities	$(29,484)	(27,938)

Financing Activities:
Cash Provided by (Used for) Investing and Financing Activities	$6,558	(19,502)
Less:
Acquisitions, net of cash	(1,660)	(4,038)
Cash Provided by (Used for) Financing Activities	$8,218	(15,464)

Note: The Company’s management evaluates performance using free cash flow. The Company believes free cash flow provides a meaningful and comparable measure of performance. Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for other GAAP measures, including cash used for or provided by operating activities, investing activities and financing activities, as an indicator of performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

JOHN WILEY & SONS, INC.
Registrant

By	/s/ Stephen M. Smith
Stephen M. Smith
President and Chief Executive Officer

By	/s/ Ellis E. Cousens
Ellis E. Cousens
Executive Vice President and
Chief Financial & Operations Officer

Dated: September 10, 2012